Exhibit 10.1

Sponsor #: KR228345

Contract #: 194-312898

Date: November 01, 2025

Sponsor:

Digital Brands Group

Attn: Hil Davis

4700 S Boyle Avenue

Los Angeles, CA 90058

Bill To:

Digital Brands Group

Attn: Hil Davis

4700 S Boyle Avenue

Los Angeles, CA 90058

This Marketing and Sponsorship Agreement (“Agreement”), effective as of the date set forth above, between Sponsor and BUFFALO SPORTS PROPERTIES, LLC (“Provider”), relates to sponsorship opportunities and specific inventory items at University of Colorado, solely with respect to its athletics department (“University”). Provider, University’s designated multi-media rights holder, appreciates Sponsor’s commitment to support and sponsor University. The parties agree as follows:

Benefits: Each Contract Year (as defined below) during the Term (as defined below), Provider will provide Sponsor the benefits described on Exhibit A (“Benefits”).

Term: This Agreement’s term is three (3) Contract Years, beginning effective 12/01/2025 and concluding 12/31/2028 (“Term”).

Sponsorship Fee:

Contract Year	Amount
2026	$550,000.00 ($350,000.00 in Equity; $200,000.00 in Cash)
2027	$550,000.00 ($350,000.00 in Equity; $200,000.00 in Cash)
2028	$550,000.00 ($350,000.00 in Equity; $200,000.00 in Cash)

Additional Provisions:

1.	Sponsor will provide Provider the above Equity Amounts pursuant to the below Equity Consideration section.

2.	No agency commission(s) or fee(s) are included in the above Amounts. Sponsor is solely responsible for paying each such Amount pursuant to the Equity Consideration section below and the below Installment Billing Schedule, and each party shall indemnify defend and hold harmless the other party from any third-party claims for commissions or fees. For the sake of clarity, throughout each Contract Year, the Benefits will be funded via either the cash obligation or the proceeds of the stock liquidation, as detailed herein, at Provider’s discretion; provided, however, no Benefits will be delivered unless or until Provider has received the first cash payment or is able to liquidate the stock.

3.	“Contract Year” means January 1 through December 31 each year during the Term with the exception of the first Contract Year (which runs from 12/01/2025 through 12/31/2026).

4.	This Agreement is governed by the additional Terms and Conditions set forth on Exhibit B.

5.	Variable NIL Fund. During the Term, Sponsor will provide Provider (in addition to the Cash and Equity) seven percent (7%) of the gross revenue generated under Sponsor’s separate University licensing agreement (“Revenue Share”) for use as a fund (“Fund”) to secure University student-athlete name, image and likeness (“NIL”) activities or benefits to support or amplify Sponsor’s University sponsorship hereunder. Sponsor must activate the Fund through Provider’s Compass NIL platform to ensure the NIL activities/benefits secured by Sponsor are secured at a fair market rate and are not pay-for-play or a recruiting inducement. Note: During Each Contract Year, Sponsor will provide Provider the Revenue Share on a quarterly basis. For the sake of clarity this Variable NIL Fund differs from the NIL Funds set forth on Exhibit A.

6.	Assessment. On a consistent basis throughout each Contract Year, the parties, as mutually agreed upon, will meet together, in good faith, to assess this sponsorship arrangement and determine, as mutually agreed upon, adjustments to be made (if any), which they will memorialize in writing. Such meetings may take place remotely, via phone, video conference or other form as the parties mutually agree.

7.	Equity Consideration.

Sponsor Stock. As partial consideration for Provider’s engagement and continued relationship, Sponsor agrees to issue to Provider $350,000.00 worth of common stock of Digital Brands Group, Inc. (“Shares”) per Contract Year for the Benefits (and not for additional sponsorship packages), for a total of $350,000.00, at no cost to Provider.

Vesting and Delivery. The Shares shall vest immediately upon issuance. The number of Shares shall be based on their volume-weighted average price. Provider shall use its reasonable best efforts to file a registration statement (the “Registration Statement”) with respect to the resale of the Shares with the Securities Exchange Commission (“SEC”) within forty-five (45) days of the date the Shares are issued to Provider and to use its reasonable best efforts to cause the Registration Statement to be declare effective as soon as practicable following the completion of the SEC’s review (or receipt of notice from the SEC that it has no comments). Sponsor shall be responsible for any trading fees related to registration of the Shares.

Proxy. The Shares issued shall include a Proxy Agreement assigning the voting rights of such Shares to Hil Davis.

Make-Whole Guarantee. Each Contract Year, the Shares shall include a guaranteed make-whole provision for eighteen (18) months to guarantee the total dollar value to Provider. If the per-Share price declines, then Sponsor shall issue either additional shares or cash to make up the difference. Any such additional shares (or cash, as the case may be) will be registered and made available for sale, subject to the approval of the SEC, and will be delivered to Provider within ninety (90) days following each anniversary of the Effective Date, during the Term.

Further Assurance. All equity issued and registered under this Agreement shall be subject to applicable federal and state securities laws as well as SEC regulations. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements to effectuate the transfer of securities contemplated herein.

No Ownership Conveyed. The consideration shall not be construed or interpreted to convey anything other than Agreement consideration hereunder, and shall not convey any ownership or other interest of Provider to Sponsor.

8.

INSTALLMENT BILLING SCHEDULE
Invoice Date	Invoice Amount

1/1/2026

2/1/2026

3/1/2026

4/1/2026

5/1/2026

6/1/2026

1/1/2027

2/1/2027

3/1/2027

4/1/2027

5/1/2027

6/1/2027

7/1/2027

8/1/2027

9/1/2027

10/1/2027

11/1/2027

12/1/2027

1/1/2028

2/1/2028

3/1/2028

4/1/2028

5/1/2028

6/1/2028

7/1/2028

8/1/2028

9/1/2028

10/1/2028

11/1/2028

12/1/2028

$33,333.33

$33,333.33

$33,333.34

$33,333.33

$33,333.33

$33,333.34

$16,666.67

$16,666.66

$16,666.67

$16,666.67

$16,666.66

$16,666.67

$16,666.67

$16,666.66

$16,666.67

$16,666.67

$16,666.66

$16,666.67

$16,666.67

$16,666.66

$16,666.67

$16,666.67

$16,666.66

$16,666.67

$16,666.67

$16,666.66

$16,666.67

$16,666.67

$16,666.66

$16,666.67

Invoices will be emailed from learfieldinvoicing@learfield.com, please add this as a safe sender in email. Sponsor may submit each payment by check, credit card (credit card payments are subject to a surcharge fee not to exceed three percent (3%) where applicable, excluding CO, CT and MA) or ACH/wire transfer. If Sponsor elects to pay via ACH/wire transfer, then Sponsor must send a remittance, identifying the applicable customer number and invoice number to ar@learfield.com. If Sponsor elects to pay by check, then Sponsor must send the check, together with a remittance, identifying the customer number and invoice number, to the following remittance address, unless or until Provider directs otherwise: LEARFIELD, c/o Learfield Communications, LLC, P.O. Box 843038, Kansas City, MO 64184-3038. If Sponsor elects to pay by credit card or ACH/wire transfer, then Sponsor must request applicable account information from Provider. With respect to processing Sponsor’s payment(s) hereunder, Provider will not engage with any third-party payment processor (e.g., Ariba, PayModeX).

Terms: Due Net Thirty (30) Days

Checks made payable to BUFFALO SPORTS PROPERTIES, LLC

AGREED AND ACCEPTED:

Digital Brands Group	BUFFALO SPORTS PROPERTIES, LLC

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Thank you for your business!

For billing inquiries, please contact Provider’s Office of Accounts Receivable at (336) 831-0737.

Exhibit A

Benefits

Provider	Sport	Product	Item Name	Quantity	Events
Buffalo Sports Properties, LLC	Fan365	Digital	Fan365 Display Banner Description: Fan365 for season long digital display media campaign targeting school fans. 480,000 guaranteed add-on impressions. Campaign reporting includes impressions and clicks.	1	Season

Buffalo Sports Properties, LLC	Fan365	Digital	Fan365 Instream Video – Demo Targeting & Site Visit Tracking Description: Fan365 for season long instream video media campaign targeting school fans. Demographic targeting and site visit tracking can be layered on optionally. 400,000 impressions guaranteed. Campaign reporting includes impressions, clicks, and website visits via pixel.	1	Season

Buffalo Sports Properties, LLC	NIL	Digital	NIL Social Boost Add-On – 3,200,000 Impressions Description: Additional impressions add-on;	1	Season

Buffalo Sports Properties, LLC	NIL	Sponsorship	University NIL Fund Description: In each Contract Year, Sponsor will have the opportunity to use $331,600.00 of each such Contract Year’s Amount as a fund (“NIL Fund”) to secure student-athlete name, image and likeness (“NIL”) activities or benefits to support or amplify Sponsor’s University sponsorship hereunder. Sponsor must activate the NIL Fund through Provider’s Compass NIL platform to ensure the NIL activities/benefits secured by Sponsor are secured at a fair market rate and are not pay-for-play or a recruiting inducement. Provider cannot guarantee (i) specific student-athlete availability in advance of any NIL-activity execution or (ii) the costs associated with desired student-athletes’ availabilities (e.g., an incremental cost(s) to Sponsor may be required for certain student-athlete activities depending on Sponsor’s requirements). To the extent, in any Contract Year, Sponsor fails to use the entire NIL Fund, the remaining portion of the NIL Fund will be forfeited unless otherwise agreed to in writing by Provider, provided under no circumstances will the availability of any portion of the NIL Fund extend beyond the Term. Note 1: To be allocated to student athlete marketing programs across WBB, MBB, and Football with the following minimum commitments: a minimum of $222,600.00 between December and March; a minimum of $22,000.00 between April and May; a minimum of $22,000.00 between June and August; and a minimum of $65,000.00 between September and November.	1	Season

Buffalo Sports Properties, LLC	NIL	Sponsorship

Hoop It Up NIL Fund Description: In each Contract Year, Sponsor will have the opportunity to use $50,000.00 of each such Contract Year’s Amount as a fund (“NIL Fund”) to secure student-athlete name, image and likeness (“NIL”) activities or benefits to support or amplify Sponsor’s University sponsorship hereunder. Sponsor must activate the NIL Fund through Provider’s Compass NIL platform to ensure the NIL activities/benefits secured by Sponsor are secured at a fair market rate and are not pay-for-play or a recruiting inducement. Provider cannot guarantee (i) specific student-athlete availability in advance of any NIL-activity execution or (ii) the costs associated with desired student-athletes’ availabilities (e.g., an incremental cost(s) to Sponsor may be required for certain student-athlete activities depending on Sponsor’s requirements). To the extent, in any Contract Year, Sponsor fails to use the entire NIL Fund, the remaining portion of the NIL Fund will be forfeited unless otherwise agreed to in writing by Provider, provided under no circumstances will the availability of any portion of the NIL Fund extend beyond the Term. Note 1: To be allocated to MBB student athletes to promote AVO in association and as the official apparel sponsor of the “Hoop it Up Men’s Basketball 3x3 Tournament” that includes:

-2-organic social media posts from each domestic student-athlete in AVO apparel and promoting AVO-Signage in-venue

- Custom branded content on student-athlete’s social platforms

- License in perpetuity to market to tournament registrants

- Use of student athletes in AVO social media posts and other mutually agreeable media channels

- Integration into tourney registration process to offer participants custom AVO 3x3 shirt.

- 10x10 activation space at tournament to sell attendees CU licensed products and 3x3 products.

				1	Season

Exhibit B

Terms and Conditions

University Marks. To the extent Benefits include the right to make use of University’s names, logos, trademarks, service marks, trade names or other identifying indicia (“University Marks”), Sponsor shall provide Provider, for prior review and approval, all proposed uses of University Marks and examples thereof. Sponsor shall use University Marks only (i) in the exact form, manner and context Provider approves in writing and (ii) as further detailed on Exhibit A. Sponsor may not use University Marks in connection with the name, image or likeness (“NIL”) of any current student athlete, unless otherwise set forth on Exhibit A and, then, only to the extent explicitly set forth thereon. Sponsor must obtain all promotional premium products bearing University Marks from a Provider-approved licensed provider, which shall be responsible for assuring such products comply with all applicable University licensing requirements (including, but not limited to, compliance with applicable licensing-royalty payments).

Sponsor acknowledges University Marks are and will remain the exclusive property of University, which is the sole owner of University Marks and their associated goodwill, and Sponsor, by reason of this Agreement or otherwise, has not acquired any right, title, interest or ownership claim to them. Each of Sponsor’s uses of University Marks, and any and all goodwill arising from each such use, inures solely to University’s benefit.

Insurance. At all times during the Term, Sponsor shall carry (i) commercial general liability insurance (including, without limitation, premises-operations, broad-form property damage, products and completed operations, contractual liability, independent contractors and personal and advertising injury) with a minimum combined single limit for each occurrence of at least One Million Dollars ($1,000,000.00), a general aggregate of Two Million Dollars ($2,000,000.00) and a separate products-completed operations aggregate of Two Million Dollars ($2,000,000.00), (ii) commercial automobile liability insurance with a minimum combined single limit of at least One Million Dollars ($1,000,000.00) for each accident, (iii) workers’ compensation insurance, as required by applicable law, (iv) employer’s liability insurance with minimum limits of not less than One Million Dollars ($1,000,000.00) for each accident and One Million Dollars ($1,000,000.00) for disease coverage for each employee and policy and (v) umbrella liability insurance with a minimum combined single limit for each occurrence of at least Five Million Dollars ($5,000,000.00) and an aggregate of Five Million Dollars ($5,000,000.00). Each of Sponsor’s automobile liability policy, general liability policy and umbrella liability policy is to (a) be written on a primary and non-contributory basis and (b) name as additional insureds Provider and its parent, subsidiary and affiliated companies, including their respective directors, officers, employees and agents. Under each policy listed above, a waiver of subrogation will be included in favor of Provider and its parent, subsidiary and affiliated companies, including their respective directors, officers, employees and agents. Sponsor will be responsible for paying any deductible or retention under its policies. Upon request, Sponsor shall furnish Provider certificates of insurance evidencing its compliance with this section’s provisions.

Benefits. Unless otherwise specifically stated on Exhibit A or elsewhere in this Agreement, all Benefits are for the regular season only. If, for any reason other than Sponsor’s fault, Provider is unable to provide Sponsor with any Benefit(s), then Provider will notify Sponsor and offer Sponsor make-good benefits in lieu of the Benefit(s) Provider is unable to provide Sponsor (“Alternative Make-Good Benefits”). Alternative Make-Good Benefits will not, however, include tickets, hospitality, catering or similar benefits that involve an out-of-pocket cost to Provider. Alternative Make-Good Benefits will be subject to Sponsor’s approval, which approval will not be unreasonably withheld, delayed or conditioned. Until such time as Alternative Make-Good Benefits are agreed upon, Sponsor will continue to pay the full Sponsorship Fee to Provider as set forth above. If the parties are unable to agree on Alternative Make-Good Benefits, then such disagreement will not be considered a breach of this Agreement and this Agreement will not terminate, but rather the Sponsorship Fee to be paid by Sponsor will be adjusted to reflect the Benefit(s) not available to Sponsor.

University Notice. If Provider is advised by University that Provider no longer has the right to provide Sponsor all the Benefits (“University Notice”), then Provider will have the option to terminate this Agreement at the end of the Contract Year for which the University Notice is applicable, with no further liability or obligations of either party under this Agreement thereafter, except for payment of the Sponsorship Fee still owed by Sponsor at the time of termination. If the University Notice requires Provider to terminate this Agreement prior to the end of the then-current Contract Year for which the University Notice is applicable, then this Agreement will terminate upon Provider’s written notice to Sponsor and Sponsor will (i) receive a pro rata refund of the Sponsorship Fee equal to the value of Benefits not yet received as a result of the termination or (ii) pay Provider for Benefits received but not yet paid for, but in no event will either party have any further liability or obligation to the other party under this Agreement. In the event of this Agreement’s termination as a result of a University Notice, Sponsor will have no obligation to pay the Sponsorship Fee for the period after the effective termination date. Notwithstanding the foregoing, in lieu of this Agreement terminating because of a University Notice, Provider and Sponsor may negotiate for a period of thirty (30) days following Provider’s receiving the University Notice in order to determine whether alternative benefits can be offered to Sponsor and, if offered, whether they are acceptable to Sponsor (“Alternative Benefits”). If Alternative Benefits are offered and accepted, then this Agreement will not terminate as a result of the University Notice but instead will remain in full force and effect with the Alternative Benefits. Notwithstanding any other provision herein, whether either party agrees to Alternative Benefits or an amendment to this Agreement is within the party’s sole discretion.

Representations and Warranties. Each party represents, warrants, and covenants that:

(i)	It is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority under its articles of incorporation and bylaws to own and lease its properties and to conduct its business as the same exists. It is duly qualified to do business as a foreign corporation in all states or jurisdictions in which the nature of its business requires such qualification, except where the failure to be so qualified would not have an adverse effect on such party.
(ii)	It has full corporate power and authority under its articles of incorporation or articles of organization and bylaws or operating agreement, and its directors, managers and members have taken all necessary action to authorize it to execute and deliver this Agreement and any exhibits hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof, and each of this Agreement and any exhibits hereto constitutes the valid and binding obligations of the parties, enforceable in accordance with its terms, except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.
(iii)	Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein or therein, does or will violate, conflict with, result in breach of or require notice or consent under any law, the articles of incorporation or bylaws of the party or any provision of any agreement or instrument to which such party is a party.

Preparation of Promotional/Sponsorship Materials. Provider is responsible for providing publication space or spot-advertisement locations for Sponsor-prepared promotional/sponsorship recognitions or advertising. Advertising production, video or graphics production, talent charges and service charges, if any, are not covered under this Agreement and remain Sponsor’s sole responsibility, but Sponsor can obtain from Provider any such services for an additional service fee. Sponsor is responsible for timely submitting to Provider its advertisements, promotional/sponsorship recognitions, graphics, LED designs, video-board features, Internet displays and/or any other creative materials, as applicable, for Benefits (“Sponsorship Materials”). Sponsorship Materials (whether provided by Sponsor or on its behalf) are subject to Provider’s written approval, which approval will not constitute approval as to conformity with any federal, state or local laws or regulations. If, by the deadline date (which Provider will provide Sponsor), Provider has not received from Sponsor its applicable Sponsorship Materials for publication, distribution or display, or if, after the deadline date, Sponsor submits to Provider copy corrections of applicable Sponsorship Materials, then Provider will not be obligated to publish Sponsorship Materials (or corrected Sponsorship Materials, as the case may be). Provider’s failure to publish Sponsorship Materials (or corrected Sponsorship Materials) due to Sponsor’s failure to meet the deadline date, however, in no way will relieve Sponsor of any of its obligations and duties under this Agreement, including its obligation to submit payments in full, as set forth in the Installment Billing Schedule. Sponsor shall indemnify, defend and hold harmless Provider and University, and each of their parents, subsidiaries, affiliates, officers, trustees, employees and agents, from and against any and all claims, losses or damages (including reasonable attorneys’ fees and expenses) arising or resulting from Provider’s publishing Sponsorship Materials, or any parts thereof, in the form or format Sponsor (or its agent) provides, approves or requests.

Compliance. In connection with Sponsor’s activities hereunder, during the Term, Sponsor shall comply with the policies, rules and regulations of University and any athletics conference to which University belongs (as Provider may provide Sponsor from time to time), as well as the National Collegiate Athletic Association’s (“NCAA”) constitution, bylaws and rules (publicly available at www.ncaa.org). Sponsor shall indemnify, defend and hold harmless Provider and University, and each of their parents, subsidiaries, affiliates, officers, trustees, employees and agents, from and against any and all claims, losses or damages (including reasonable attorneys’ fees and expenses) arising or resulting from Sponsor’s (or its agent’s) breach or alleged breach of this section’s provisions.

Effect of Breach. If Sponsor fails to make a payment by such payment’s due date, as set forth in the Installment Billing Schedule (and fails to cure any such non-payment within ten (10) days after receiving from Provider written notice with respect thereto), then Provider reserves the right to suspend delivery (or provision) of Benefits to Sponsor and/or to terminate this Agreement, effective upon written notice from Provider to Sponsor. If Sponsor breaches the University Marks section (including, without limitation, any unauthorized use of University Marks) or the Compliance section, then Provider reserves the right to terminate this Agreement effective upon written notice from Provider to Sponsor. If Provider terminates this Agreement before the Term concludes due to Sponsor’s uncured breach, then Sponsor will remain liable for all payments due under this Agreement whether accruing before or after such termination. Sponsor agrees and acknowledges that, in the event of such uncured breach, Provider will be a lost volume seller and, as such, will have no obligation to mitigate its damages hereunder.

Cross-Default. In the event of an uncured breach in any agreement other than this Agreement between Sponsor and Provider or any affiliate of Provider, Provider will have the right to terminate this Agreement effective upon written notice to Sponsor.

Limitation of Liability. Except for claims involving gross negligence, willful misconduct, or intellectual property infringement, in no event will either party be liable for any special, indirect, incidental, consequential, punitive or exemplary damages, including, but not limited to, lost profits, even if such party alleged to be liable has knowledge of the possibility of such damages, whether under contract, tort (including negligence), strict liability or any other theory of liability; provided, however, nothing shall limit Provider’s right to seek full payment of the Sponsorship Fee (without any obligation to mitigate) due to Sponsor’s material breach hereunder. Provider will not, under any circumstances, be liable for any amount in excess of the total Sponsorship Fee actually paid to Provider in the twelve (12) months prior to the date any claim is asserted.

Unforeseen Events. If, due to public emergency or necessity, epidemic or pandemic, legal restrictions, labor disputes, strikes, boycotts, acts of God or similar reasons, including, but not limited to, mechanical or technological breakdowns beyond its control and without its fault, Provider is unable to perform any of its obligations hereunder, then Provider will not be liable to Sponsor, except to the extent of providing Sponsor suitable mutually agreed upon Alternative Make-Good Benefits. Until such time as Alternative Make-Good Benefits are agreed upon, Sponsor will continue to pay the full Sponsorship Fee to Provider as set forth above. If the parties are unable to agree on Alternative Make-Good Benefits, then such disagreement will not be considered a breach of this Agreement and this Agreement will not terminate, but rather the Sponsorship Fee to be paid by Sponsor will be adjusted to reflect the Benefit(s) not available to Sponsor.

Late Payments/Sales or Other Taxes. All late payments are subject to a late payment fee of two percent (2%) per month or the highest rate allowed by law together with all costs and expenses of collection, including attorneys’ fees and court costs. If any sales tax, use tax, gross receipts tax, service tax or other tax (other than Provider’s income tax) is imposed in connection with any Benefits or payment hereunder, then Sponsor will pay such tax on or before the due date thereof and, if not otherwise paid, any unpaid amount thereof will be added to the invoice for the period that includes such due date.

Assignment. This Agreement is personal to the parties. Neither party shall sell, transfer or assign this Agreement, or any of such party’s rights hereunder, without the other party’s prior written approval, and no rights will devolve by operation of law or otherwise upon any party assignee, receiver, liquidator, trustee or other third party; provided, however, that either party may assign this Agreement to any person acquiring all or substantially all of the assignor’s assets, and provided further that either party may enter into a collateral assignment and transfer all of its rights and remedies hereunder to any party providing secured financing to the assignor, so long as, in any such instance, such assignee party is in the same business industry as the assigning party. Any unauthorized assignment will be void and of no effect unless approved by the other party in writing. Subject to the foregoing, this Agreement will be binding upon any approved party assignee or successor, and this Agreement will inure to the benefit of each party, as well as its successors and permitted assigns.

Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

Notice to Sponsor:

Name:	Digital Brands Group, Inc.
Attn:	Hil Davis
Address:	4700 S. Boyle Ave., Vernon, CA 90058
E-Mail:	hil@dstld.la

Notice to Provider:

Name:	Buffalo Sports Properties, LLC
Attn:	David Paschkes
Address:	2085 Colorado Ave, Boulder CO 80302
E-Mail:	David.Paschkes@buffalosportsproperties.com

With a copy to:

Name:	Learfield Communications/Buffalo Sports Properties
Attn:	Legal Department
Address:	540 North Trade Street, Winston-Salem, NC 27101

Miscellaneous. This Agreement, including all attached exhibits and any related stock transfer agreement effecting the transfer of the consideration, (i) sets forth the parties’ entire understanding with respect to its subject matter, (ii) supersedes all prior negotiations and agreements, whether written or oral, between the parties concerning such subject matter and (iii) may be modified or amended only by a written instrument each party signs. Each party represents and warrants to the other party (a) the individual signing this Agreement on its behalf is duly authorized to do so and (b) no representations have been made or relied upon other than those expressly provided for herein. Each party shall pay its own expenses, including the fees and disbursements to and of its counsel in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated herein, except as otherwise provided for herein. This Agreement may be executed via delivery of a facsimile transmission or other commonly used electronic means (e.g., via a PDF attachment) in one (1) or more counterpart, each of which will be deemed an original, but all of which, taken together, constitute one (1) and the same agreement. No party’s agent, employee or other representative is empowered to alter any of this Agreement’s terms unless via written instrument signed by the appropriate party’s authorized officer or agent. A waiver or consent by either party must be given in writing and any waiver of any of this Agreement’s terms or conditions in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to a section or exhibit shall mean a section or exhibit hereof, unless the context otherwise requires. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. If any term or provision of this Agreement or the application thereof to any person or circumstance shall be deemed invalid, illegal or unenforceable to any extent or for any reason, such provision shall be severed from this Agreement and the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law. As mutually agreed upon by the parties, a provision which is valid, legal and enforceable shall be substituted for the severed provision. The parties are independent contractors. Nothing in this Agreement shall be construed to constitute either party the agent of the other party and neither party shall represent to any third party that it has any right or authority to act as the agent for or otherwise to represent the other party. Notwithstanding the University Notice section, Provider may terminate this Agreement, effective immediately upon delivering to Sponsor written notice thereof, if Provider’s University rights agreement is terminated for any reason; provided, however, Provider shall provide Sponsor a pro rata refund of any amounts paid for Benefits not yet received as of such effective termination date. This Agreement is governed by and construed in accordance with the laws of the state of Delaware, without giving effect to its conflict of law rules.